Exhibit 99.1

June 14, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Filing of Design Patent

Tulsa, Okla - (BUSINESS WIRE) - June 14, 2004 EnXnet, Inc. (OTCBB:EXNT - news) EnXnet, Inc. announces it has filed for Patent rights covering its design for Electronic Article Surveillance (EAS) tag technology. The inclusion of all four of the major EAS tags into the hub ring of optical disc products such as digital video discs (DVD's) and compact discs (CD's) during the manufacturing process utilizes the entire usable space therein. In effect, the utilization of the hub ring of DVD's and CD's for inclusion of any security devices is covered by the patent application. These embedded devices will deter retail and employee theft.

The four major EAS tagging systems in use worldwide are: Radio Frequency (RF); Radio Frequency Identification Device (RFID); Electromagnetic (EM); and Acousto-Modulation (AM). Most of the retail operations in the world use one or more of these EAS tags in an effort to control theft. A major benefit to the retailers is that their checkout systems currently in use will work with the Company's system thus it can be integrated therein with little or no cost to the retailers.

The inclusion of RFID tags will also benefit every facet of the manufacturing and distribution of optical disc products by providing a method of tracking and accounting for these products every step of the way from the time they are made until the point of sale. This system also provides positive identification of each disc made, thus making it an effective tool in combating piracy.

Over 17 billion DVD and CD discs were manufactured worldwide in 2003. International Recording Media Association's (IRMA) Market Intelligence Report shows an unmistakable trend line supporting continued growth of DVD player and DVD disc sales. From the current annual level of 2.7 billion DVD discs produced worldwide, IRMA forecasts that by 2008, annual factory shipments of DVDs globally will approach 7 billion units. There are more than 600 DVD and CD manufacturing facilities around the world. Over $5.0 billion was spent on DVDs in just the United States in 2003. This does not include the huge volume of music, video game and software CDs sold each year.

Ryan Corley, President of EnXnet, Inc., had this to say: "We are quite excited with this unique design and expect that the interest shown by the optical disc industry, ranging from Fortune 500 companies to smaller manufacturers and distributors will develop into a significant profit center for the Company."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com